Exhibit 99.1

Gaxos Delivers Record Second-Quarter Revenue, Up 35.8% Sequentially and 1,337% Year over Year

Revenue growth significantly outpaces advertising expense growth as revenue generated per advertising dollar improves

Roseland, NJ / August 12, 2026 – Gaxos.ai Inc. ("Gaxos" or the "Company")(NASDAQ: GXAI), a company developing artificial intelligence applications across various high-growth sectors, today reported financial and operating results for the three and six months ended June 30, 2026.

Second-quarter consolidated revenue reached a record of $2.46 million, representing an increase of 35.8% from $1.81 million in the first quarter of 2026 and an increase of 1,337% from $0.17 million in second quarter of 2025.

“Our second-quarter results demonstrate continued commercial momentum across our core business,” said Vadim Mats, Chief Executive Officer of Gaxos. “We achieved record quarterly revenue at nearly twice the rate of advertising expense growth and generated more revenue from each advertising dollar invested. We believe these results demonstrate the scalability of our operating platforms and the effectiveness of our increasingly disciplined approach to growth and capital allocation.”

Second Quarter Financial Highlights

●	Record consolidated revenue of approximately $2.46 million, increasing 35.8% from the first quarter of 2026 and 1,337% from the second quarter of 2025.

●	GAAP net income of $241,056, or $0.02 per basic and diluted share, primarily reflecting a gain from the gaming asset sale.

●	Advertising and marketing expense amounted to $3,141,273 in the second quarter compared with $2,766,824 in the first quarter of 2026.

●	Revenue generated per advertising dollar improved approximately 20% to $0.78 from $0.65 in the first quarter.

●	Revenue increased 35.8%, substantially outpacing the approximately 13.5% increase in advertising and marketing expense.

●	Cash and short-term investments remained strong at approximately $11.44 million as of June 30, 2026.

Improving Marketing Efficiency

Revenue increased 35.8% sequentially during the second quarter, while advertising and marketing expense increased approximately 13.5%. As a result, revenue generated per advertising dollar improved approximately 20%, reaching $0.78 compared with approximately $0.65 in the first quarter.

Advertising and marketing expense represented approximately 128% of revenue during the second quarter, compared with approximately 153% in the first quarter, an improvement of approximately 16.4%.

Advertising and marketing expense totaled approximately $3.14 million during the second quarter, compared with approximately $2.77 million during the first quarter.

“We are applying a more disciplined, data-driven approach to customer acquisition,” Mats continued. “By concentrating spending on the customer segments, marketing channels and products demonstrating the strongest retention and contribution economics, we increased revenue at a substantially faster rate than advertising expense during the second quarter. We intend to continue building on that progress.”

Focused Operating Strategy with Retained Portfolio Upside

During the second quarter, Gaxos completed the sale of substantially all its gaming assets, including its mobile-game portfolio and Gaxos Gaming Labs, to Game Foundry AI. Gaxos received 2.2 million shares of Game Foundry AI common stock, valued for transaction purposes at approximately $1.76 million.

Gaxos also maintains a 19.99% ownership interest in America First Defense.AI LLC, a defense technology company.

Liquidity and Capital Structure

As of June 30, 2026, Gaxos maintained cash and short-term investments of approximately $11.44 million, compared with approximately $11.71 million at March 31, 2026.

As of August 12, 2026, the Company had 10,744,634 shares of common stock outstanding.

During the second quarter, the Company sold shares through its at-the-market offering program, generating net proceeds of approximately $1.0 million. The Company did not issue additional shares through its at-the-market offering program between July 1, 2026, and August 12, 2026.

Outlook and Operating Priorities

During the remainder of 2026, Gaxos intends to focus on:

●	Increasing recurring and repeat revenue across its core operating businesses;

●	Improving customer-acquisition efficiency and advertising payback;

●	Scaling products and customer channels demonstrating favorable contribution economics;

●	Maintaining discipline in operating expenditures and capital allocation; and

●	Providing investors with additional operating measurements, where reliable and appropriate.

Form 10-Q

Additional information regarding the Company’s second-quarter results is available in its Quarterly Report on Form 10-Q for the period ended June 30, 2026, filed today with the Securities and Exchange Commission.

About Gaxos.ai Inc.

Gaxos.ai Inc. (Nasdaq: GXAI) develops artificial intelligence applications designed to address opportunities across consumer and enterprise markets. The Company’s operations include Gaxos Labs, which develops and commercializes AI-powered applications, and RNK Health, a majority-owned subsidiary offering personalized weight loss, longevity, and performance treatments. Gaxos also holds a strategic minority investment in America First Defense.AI, a defense-technology company developing next-generation counter-UAS and robotic platforms.

For more information, visit Gaxos.AI. You can also follow Gaxos.ai on LinkedIn for the latest updates and news.

Forward-Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will”, “anticipate”, “estimate”, “expect”, “should”, “may”, and other words and terms of similar meaning or use of future dates; however, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors disclosed in our filings with the SEC, accessible through the SEC’s website (http://www.sec.gov), including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed or furnished with the SEC. In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors, including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. The Company disclaims any obligation to update forward-looking statements. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release. The contents of any website referenced in this press release are not incorporated by reference herein.

Gaxos.ai Inc. Company Contact

Investor Relations

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T: 1-888-319-2499